Exhibit(d)(2)

Execution Version

Apollo Investment Fund VIII, L.P.

Apollo Overseas Partners (Delaware 892) VIII, L.P.

Apollo Overseas Partners (Delaware) VIII, L.P.

Apollo Overseas Partners VIII, L.P.

One Manhattanville Road

Suite 201

Purchase, NY 10577

March 11, 2016

Pomegranate Holdings, Inc.

c/o Apollo Management VIII, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Re: The Fresh Market, Inc. Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of even date herewith (the “Merger Agreement”), by and among Pomegranate Holdings, Inc., a Delaware corporation (“Parent” or “you”), Pomegranate Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and The Fresh Market, Inc., a Delaware corporation (the “Company”), pursuant to which, Merger Sub will commence a tender offer to acquire any and all of the outstanding shares of the common stock of the Company and, following the consummation of the Offer, Merger Sub will be merged with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms herein used but not defined shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered to the addressee in connection with the execution of the Merger Agreement by Parent, Merger Sub and the Company.

1. Commitment. On the terms and subject to the conditions of this letter agreement and of the Merger Agreement, each entity listed on Exhibit A attached hereto (each, an “Equity Investor” and together, the “Equity Investors”) hereby severally, and not jointly, commits to purchase, or will cause one or more of its Affiliates to purchase, directly or indirectly, equity interests of Parent for the purpose of enabling (a) Parent to cause Merger Sub to accept for payment and pay for any and all shares of Common Stock tendered pursuant to the Offer at the Offer Closing (the “Offer Amount”), (b) Parent, and the Surviving Corporation, as applicable, to make payments due under Sections 2.02(a) and 2.04 of the Merger Agreement (the “Merger Amount”) and (c) fees, costs and expenses required to be paid by Parent or Merger Sub and, after the Closing, the Surviving Corporation in connection with the Transactions (the “Expenses Amount”) in each case, in an aggregate amount equal to such Equity Investor’s pro rata percentage of the Aggregate Commitment, as set forth opposite such Equity Investor’s name on Exhibit A attached hereto (such amount with respect to each Equity Investor is such Investor’s “Maximum Investor Commitment”). Notwithstanding anything in this letter agreement to the contrary, in no event will any Equity Investor (together with its assigns) be under any obligation under any circumstances to provide an aggregate amount of funds of more than its Maximum Investor Commitment to Parent (and in no event will the Equity Investors (together with their respective assigns), in the aggregate, be under any obligation under any circumstances to provide an aggregate amount of funds of more than the amount of the Aggregate Commitment to Parent). Each Equity Investor hereby represents and warrants, severally and not jointly, that, as of the date hereof, such Equity Investor has sufficient cash, available lines of credit, unfunded capital commitments or other sources of available funds and at the Offer Closing and the Closing such Equity Investor will have sufficient cash to fulfill such Equity Investor’s Maximum Investor Commitment in accordance with the terms and subject to the conditions set forth herein. The term “Aggregate Commitment” means an amount equal to: (i) $656,000,000; or (ii) such lesser amount as in the aggregate suffices to fully fund the Offer Amount, the Merger Amount and the Expenses Amount pursuant to, and in accordance with, the Merger Agreement.

2. Termination. Each Equity Investor’s obligation to fund its Maximum Commitment Amount is subject to the terms of this letter agreement and (X) with respect to the Expenses Amount, any reasonable and customary out-of-pocket fees, costs and expenses required to be paid to an unaffiliated third party by Parent or Merger Sub pursuant to Section 5.04 of the Merger Agreement in connection with obtaining the Financing, as such obligations become due and payable (unless such amounts have been paid, or are paid when they become due and payable, by any other Person) and (Y) with respect to the Offer Amount, the Merger Amount and the Expenses Amount (other than as may have been funded pursuant to the foregoing clause (X)), (a) the execution and delivery of the Merger Agreement by the Company, (b) the satisfaction in full or valid waiver by Merger Sub or Parent of the Offer Conditions, (c) the contemporaneous acceptance for payment by Merger Sub of all shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer and (d) the satisfaction in full or valid waiver by the Company, Merger Sub and Parent of all of the conditions set forth in Article VI of the Merger Agreement. The obligation of the each Equity Investor to fund its Maximum Investor Commitment will terminate automatically and immediately upon the earliest to occur of (i) a valid termination of the Merger Agreement in accordance with its terms (unless the Company shall have previously commenced an Action pursuant to Section 5 hereof in which case this letter agreement shall terminate upon the final, non-appealable resolution of such Action by a court of competent jurisdiction and the satisfaction by such Equity Investor of any obligations finally determined or agreed to be owed by such Equity Investor, consistent with the terms hereof), (ii) the funding of the Aggregate Commitment, (iii) the Company accepting payment in full by the Equity Investors of the Guaranteed Obligations (as defined in the Limited Guarantee) under the Limited Guarantee on the terms and subject to the conditions thereof, and (iv) the assertion by the Company or any of its Subsidiaries of any claim against any Equity Investor or any Related Party (as defined below), thereof in connection with this letter agreement, the Merger Agreement, the Limited Guarantee or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection herewith or therewith), except for (A) claims against any counterparty to the Confidentiality Agreement (or a joinder thereto), (B) claims against Parent or Merger Sub under the Merger Agreement or (C) claims against the Equity Investors and their successors and assigns (i) under the Limited Guarantee pursuant to the terms thereof and subject to the limitations set forth therein and herein and (ii) seeking (x) an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this letter agreement or to enforce specifically the terms and provisions hereof pursuant to, and subject to the limitations of, Section 5 of this letter agreement and Section 8.08 of the Merger Agreement, (y) to enforce the Company’s rights to consent to certain matters as expressly provided herein or (z) to enforce the Equity Investors’ obligations to fund the Expenses Amount in accordance with the terms and conditions of this letter agreement (each, a “Permitted Claim”). Sections 2, 3, 5, 6, 7, 8 and 9 hereof shall survive any such termination. For purposes of this letter agreement, “Sponsor” shall mean Apollo Management VIII, L.P.

3. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement each of Parent and Merger Sub, by its acceptance hereof, covenants, acknowledges and agrees that no Person other than the undersigned shall have any obligation hereunder and that (a) notwithstanding that any of the undersigned may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future, direct or indirect director, manager, officer, employee, agent, financing source or Affiliate of any of the undersigned, any former, current or future, direct or indirect holder of any equity interests or securities of any of the undersigned (whether such holder is a limited or general partner, manager, member, stockholder, securityholder or otherwise), any former, current or future assignee of any of the undersigned, any former, current or future director, officer, employee, agent, financing source, general or limited partner, manager, management company, member, stockholder, securityholder, Affiliate, controlling Person or Representative or assignee of any of the foregoing, or any former, current or future heir, executor, administrator, trustee, successor or assign of any of the foregoing, other than Parent, Merger Sub or their respective successors or assigns (any such person or entity, other than the undersigned, or Parent, Merger Sub, or their respective successors or assigns, a “Related Party”), or any Related Party of the undersigned’s Related Parties (including, without limitation, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby or with respect to any Claim, including, without limitation, in the event Parent breaches its obligations under the Merger Agreement and including whether or not Parent’s breach is caused by the breach by any Equity Investor of its obligations under this letter agreement) whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by any Related Party of the undersigned or any Related Party of the undersigned’s Related Parties under this letter agreement or any documents or instruments delivered in connection herewith or with the Merger Agreement or for any claim based on, in respect of, or by reason of such obligations hereunder or by their creation. For purposes of this letter agreement, “Claim” means any dispute arising under or in any way related to the Merger Agreement, the Limited Guarantee or the Confidentiality Agreement and the transactions contemplated thereby or arising out of due diligence conducted in connection with or the negotiation, interpretation or enforcement of the Merger Agreement. Nothing in this letter agreement, express or implied, is intended to or shall confer upon any person, other than Parent, the Company (as set forth in Section 5 hereof) and the undersigned, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement. For the avoidance of doubt, nothing in this Section 3 shall be construed to impair, limit or prevent any Permitted Claim by the Company or any of its Subsidiaries or any remedies in respect thereof.

4. Assignment; No Modification; Entire Agreement. This letter agreement and each Equity Investor’s commitment hereunder shall not be assignable to any other person without the prior written consent of the other parties hereto and the Company, and any attempted assignment without such consent shall be null and void and of no force and effect, except that each Equity Investor may assign its commitments hereunder to an Affiliate of such Equity Investor; provided, however, that notwithstanding any such assignment, such Equity Investor shall remain liable and obligated to perform all of its obligations hereunder. This letter agreement may not be amended, and no provision hereof waived or modified, expect by an instrument signed by each of the parties hereto and the Company. This letter agreement, together with the Merger Agreement, the Limited Guarantee and the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof. Each Equity Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, the commitments set forth herein.

5. Reliance; Enforcement. This letter agreement may be relied upon only by Parent, provided that the Company may rely upon and enforce this letter agreement as an express third-party beneficiary hereof, solely to the extent that (A) the Company is awarded specific performance of Parent’s obligation to cause the Equity Funding to be funded in accordance with the terms and conditions set forth in Section 8.08 of the Merger Agreement, (B) the Company is enforcing its rights to consent to certain matters as provided for herein or (C) the Company is enforcing the Equity Investors’ obligations to fund the Expenses Amount in accordance with the terms and conditions of this letter agreement. Each Equity Investor agrees (a) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason and (b) any party seeking an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in accordance with this Section 5 shall not be required to provide proof of damages or any bond or other security as a prerequisite to obtaining such an order, injunction or other equitable relief. Except as set forth in the first section of this Section 5, nothing set forth in this letter agreement, express or implied, shall be construed to confer upon or give any person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Aggregate Commitment or any Maximum Investor Commitment or any provisions of this letter agreement. Parent’s creditors (other than the Company) shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in the Merger Agreement, and notwithstanding that this letter agreement is referred to in the Merger Agreement, except as set forth in this Section 5, no party (including neither the Company nor any of its respective Subsidiaries or Affiliates) other than Parent, shall have any rights against the undersigned pursuant to this letter agreement.

6. Representations and Warranties. Each Equity Investor represents, warrants and covenants that (a) it has (and will continue to have) the requisite capacity and authority to execute and deliver this letter agreement and to fulfill and perform its obligations hereunder; (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of it (including any internal or committee approvals) are necessary therefor; (c) this letter agreement has been duly and validly executed by it and constitutes a legal, valid and binding agreement of it enforceable by Parent and the Company against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; (d) such Equity Investor has (and will continue to have) available funds or uncalled capital in excess of the sum of the Maximum Investor Commitment plus the aggregate amount of all other commitments and obligations the Equity Investor currently has outstanding; (e) the execution, delivery and performance by it of this letter agreement do not and will not (i) violate any Law or (ii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of any benefit under, any material contract to which it is a party; (f) the Maximum Investor Commitment is less than the maximum amount that the undersigned is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents; and (g) all material consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made, and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any Governmental Authority, is required in connection with the execution, delivery and performance of this letter agreement.

7. Confidentiality. This letter agreement shall be treated as strictly confidential and is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement, the Limited Guarantee and the Financing Letters), except with the written consent each of the Equity Investors; provided that, Parent, Merger Sub or the Company may disclose such information (i) in connection with the enforcement of this letter agreement, the Merger Agreement and the Limited Guarantee and (ii) to the extent necessary (a) to comply with and prevent violation of applicable Law or the applicable rules of any national securities exchange or (b) to comply with regulations with respect to any U.S. Securities and Exchange Commission filings relating to the Transactions. Notwithstanding the foregoing, this letter agreement may be provided to the Company and its advisors, strictly for informational purposes, who have been directed to treat this letter agreement as confidential, and the Company shall cause such advisors to so treat this letter agreement as confidential.

8. Miscellaneous. This letter agreement may be executed in multiple counterparts. This letter agreement will become effective upon its acceptance by you, as evidenced by the delivery to each of the Equity Investors of a counterpart of this letter agreement executed by you. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles. All Actions arising out of or relating to this letter agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The parties hereto agree that any violation of this Section 8 shall constitute a material breach of this letter agreement and shall constitute irreparable harm.

9. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Very truly yours,

APOLLO INVESTMENT FUND VIII, L.P.

By:	Apollo Advisors VIII, L.P., its general partner
By:	Apollo Capital Management, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VIII, L.P.

By:	Apollo Advisors VIII, L.P., its general partner
By:	Apollo Capital Management, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE ) VIII, L.P.

By:	Apollo Advisors VIII, L.P., its general partner
By:	Apollo Capital Management, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

APOLLO OVERSEAS PARTNERS VIII, L.P.

By:	Apollo Advisors VIII, L.P., its general partner
By:	Apollo Capital Management, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Equity Commitment Letter]

EXHIBIT A

Maximum Investor Commitment

Equity Investor	Maximum Investor Commitment (% of Aggregate Commitment)
Apollo Investment Fund VIII, L.P.	$314,617,600 (47.96%	)
Apollo Overseas Partners (Delaware 892) VIII, L.P.	$196,865,600 (30.01%	)
Apollo Overseas Partners (Delaware) VIII, L.P.	$48,150,400 (7.34%	)
Apollo Overseas Partners VIII, L.P.	$96,366,400 (14.69%	)